Exhibit 99.1

Financial Statements and Report of
Independent Certified Public Accountants

Appia, Inc.

For the years ended December 31, 2014 and 2013

Appia, Inc.

Table of contents

Report of Independent Certified Public Accountants	1-2

Consolidated financial statements:

Balance sheets	3

Statements of operations and comprehensive loss	4

Statements of changes in stockholders’ deficit	5

Statements of cash flows	6

Notes to financial statements	7-22

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	Audit – Tax – Advisory Grant Thornton LLP 4140 ParkLake Avenue, Suite 130 Raleigh, NC 27612-3723 T 919.881.2700 F 919.881.2795 www.GrantThornton.com

Board of Directors
Appia, Inc.:

We have audited the accompanying consolidated financial statements of Appia, Inc. (a Delaware company) and subsidiary, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Appia, Inc. and subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton

Raleigh, North Carolina
April 17, 2015

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

2

Appia, Inc.

Consolidated balance sheets

(in thousands, except share data and per share data)

December 31	2014	2013
	$	$
Assets
Current assets:
Cash and cash equivalents	1,174	7,791
Accounts receivable, net	7,983	5,718
Prepaid expenses and other current assets	141	565
Total current assets	9,298	14,074
Property and equipment, net	2,128	1,432
Other assets	5	19
Total assets	11,431	15,525
Liabilities, redeemable convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	1,735	2,732
Accrued expenses and other current liabilities	5,642	2,919
Short-term debt	2,600	600
Deferred revenue	4	76
Total current liabilities	9,981	6,327
Warrant liability	3,452	1,109
Long-term debt	7,394	7,816
Total liabilities	20,827	15,252
Commitments (Note 9)
Redeemable convertible preferred stock:
Redeemable convertible preferred stock, Series A, 3,275,000 shares authorized; 3,275,000 issued and outstanding as of December 31, 2014 and 2013, respectively	5,000	4,737
Redeemable convertible preferred stock, Series B, 2,569,169 shares authorized; 2,569,169 issued and outstanding as of December 31, 2014 and 2013, respectively	20,428	19,207
Redeemable convertible preferred stock, Series C, 2,612,818 shares authorized; 1,348,814 issued and outstanding at December 31, 2014 and 2013, respectively	13,001	12,184
Redeemable convertible preferred stock, Series D, 89,127 shares authorized; 89,127 issued and outstanding at December 31, 2014 and 2013, respectively	1,734	1,601
Total redeemable convertible preferred stock	40,163	37,729
Stockholders' deficit:
Series FF preferred stock, par value $0.001; 2,991,500 shares authorized; 2,991,500 shares issued and outstanding as of December 31, 2014 and 2013	3	3
Common stock, par value $0.001; 17,625,600 shares authorized; 3,940,360 and 3,909,932 shares issued and outstanding as of December 31, 2014 and 2013, respectively	3	3
Accumulated other comprehensive income	31	-
Accumulated deficit	(49,596)	(37,462)
Total stockholders' deficit	(49,559)	(37,456)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	11,431	15,525

The accompanying notes are an integral part of these consolidated financial statements.

3

Appia, Inc.

Consolidated statements of operations and comprehensive loss

(in thousands)

For the years ended December 31	2014	2013
	$	$
Revenues	32,501	46,860
Cost of revenues	25,930	33,863
Gross profit	6,571	12,997
Operating expenses:
Sales and marketing	3,368	3,334
Technology	3,883	2,797
General and administrative	4,901	6,647
Total operating expenses	12,152	12,778
Income (loss) from operations:	(5,581)	219
Other (expense):
Interest expense	(4,004)	(745)
Loss before income taxes	(9,585)	(526)
Income tax (expense)	(176)	-
Net loss	(9,761)	(526)
Other comprehensive loss:
Foreign currency translation adjustments	31	(59)
Other comprehensive loss	31	(59)
Comprehensive loss	(9,730)	(585)

The accompanying notes are an integral part of these consolidated financial statements.

4

Appia, Inc.

Consolidated statements of changes in stockholders’ deficit

(in thousands, except share data)

	Series FF Preferred stock		Common stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders'
	Shares	Value	Shares	Value	Capital	Deficit	Income	Deficit
		$		$	$	$	$	$
Balance as of December 31, 2012	2,991,500	3	3,584,808	3	-	(34,555)	59	(34,490)
Issuance of common stock	-	-	75,749	-	20	-	-	20
Issuance of restricted stock	-	-	280,000	-	-	-	-	-
Forfeiture of restricted stock shares	-	-	(30,625)	-	-	-	-	-
Stock-based compensation expense	-	-	-	-	40	-	-	40
Accretion of Series A preferred stock	-	-	-	-	(60)	(209)	-	(269)
Accretion of Series B preferred stock	-	-	-	-	-	(1,222)	-	(1,222)
Accretion of Series C preferred stock	-	-	-	-	-	(817)	-	(817)
Accretion of Series D preferred stock	-	-	-	-	-	(133)	-	(133)
Foreign currency translation adjustment	-	-	-	-	-	-	(59)	(59)
Net loss for the period	-	-	-	-	-	(526)	-	(526)
Balance as of December 31, 2013	2,991,500	3	3,909,932	3	-	(37,462)	-	(37,456)
Issuance of common stock	-	-	60,428	-	15	-	-	15
Forfeiture of restricted stock shares	-	-	(30,000)	-	-	-	-	-
Stock-based compensation expense	-	-	-	-	46	-	-	46
Accretion of Series A preferred stock	-	-	-	-	(61)	(202)	-	(263)
Accretion of Series B preferred stock	-	-	-	-	-	(1,221)	-	(1,221)
Accretion of Series C preferred stock	-	-	-	-	-	(817)	-	(817)
Accretion of Series D preferred stock	-	-	-	-	-	(133)	-	(133)
Foreign currency translation adjustment	-	-	-	-	-	-	31	31
Net loss for the period	-	-	-	-	-	(9,761)	-	(9,761)
Balance as of December 31, 2014	2,991,500	3	3,940,360	3	-	(49,596)	31	(49,559)

The accompanying notes are an integral part of these consolidated financial statements.

5

Appia, Inc.

Consolidated statements of cash flows

(in thousands)

For the years ended December 31	2014	2013
	$	$
Cash flows from operating activities:
Net loss	(9,761)	(526)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	813	366
Amortization of deferred loan costs	14	11
Stock-based compensation expense	46	40
Amortization of debt discount	178	89
Loss on sale of assets	69	-
Change in fair market value of warrant liability	2,343	85
Changes in operating assets and liabilities:
Accounts receivable	(2,252)	(1,733)
Prepaid expenses and other current assets	424	(281)
Accounts payable	(997)	241
Deferred revenue	(72)	(283)
Accrued expenses and other current liabilities	2,737	192
Net cash flows used in operating activities	(6,458)	(1,799)
Cash flows from investing activities:
Internally developed software	(1,557)	(1,162)
Proceeds from sale of assets	22	-
Purchases of property and equipment	(43)	(244)
Net cash flows used in investing activities	(1,578)	(1,406)
Cash flows from financing activities:
Loan proceeds	2,000	8,200
Stock option exercise	15	20
Principal payments on capital leases	-	(55)
Payments on term loan	(600)	(261)
Net cash flows provided by financing activities	1,415	7,904
Effect of exchange rate changes on cash and cash equivalents	4	1
Net increase (decrease) in cash and cash equivalents	(6,617)	4,700
Cash and cash equivalents, beginning of year	7,791	3,091
Cash and cash equivalents, end of year	1,174	7,791
Supplemental disclosure of cash flow information
Cash paid during the year for interest	101	752
Supplemental disclosure of non-cash investing and financing activities
Accretion of redeemable convertible preferred stock	2,434	2,441

The accompanying notes are an integral part of these consolidated financial statements.

6

Appia, Inc. (in thousands except share data and per share data)

Notes to consolidated financial statements

1	Organization and Basis of Presentation

On April 3, 2008, Pinmot, Inc. was incorporated for the purpose of acquiring a portfolio of mobile technology assets. On June 3, 2008, Pinmot, Inc. acquired the smartphone assets of Motricity, Inc. and the outstanding common stock of Motricity Deutschland GmbH. Pinmot, Inc. was subsequently renamed PocketGear, Inc. and its German subsidiary was renamed PocketGear Deutschland GmbH. PocketGear, Inc, subsequently renamed Appia, Inc. (the “Company”) as of February 2011. The Company is a mobile advertising network focused on driving installs of mobile applications (iOS/Android) on behalf of advertisers who want to grow their mobile audience. The Company provides mobile advertising performance solutions for both advertisers and publishers. Its technology is focused on driving user acquisition and monetization through ad walls and other ad formats.

2	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Appia, Inc. and its wholly-owned subsidiary, PocketGear Deutschland GmbH. All significant intercompany balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Advertising Revenue Recognition

The Company recognizes revenue based on the activity of mobile users viewing advertisements and downloading applications via developer applications and mobile websites. Revenues are recognized when the related advertising services are delivered based on the specific terms of the advertising contract/insertion order, which are primarily based on the number of applications installed or downloaded. The Company recognizes revenue based on these terms, as the services have been provided, the fees the Company charges are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in the transaction. In determining whether the Company acts as the principal or an agent, the Company follows the accounting guidance for principal-agent considerations. While none of the factors identified in this guidance is individually considered presumptive or determinative, because the Company is the primary obligor and is responsible for (i) identifying and contracting with third-party advertisers, (ii) performing all billing and collection activities including retaining credit risk, and (iii) discretion in selecting suppliers, the Company acts as the principal in these arrangements and therefore reports revenue earned and costs incurred on a gross basis.

7

Appia, Inc. (in thousands except share data and per share data)

Mobile Storefront Revenues

Through 2013, certain of the Company’s revenues were derived from sales of applications developed by third parties for use on handheld devices using the Company’s e-commerce services, features and technologies to operate the sites.

The Company recognizes revenue from sales of third-party content-related products in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605 – “Revenue Recognition.” Product sales, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail items are sold to customers pursuant to a sales contract that provides for transfer of both title and risk of loss upon delivery to the customer. Return allowances, which reduce product revenue by an estimate of expected product returns, are estimated using historical experience. The Company periodically provides incentive offers to customers to encourage purchases. Current discount offers, when accepted by customers, are treated as a reduction to the sales price of the related transaction.

The Company utilizes its own proprietary technology platform to accept and verify customer orders, respond to customer support needs and to execute fulfillment on behalf of its own and third-party products. These applications also manage the process of accepting, authorizing, and charging customer credit cards. The Company uses historical results as a basis for providing an allowance for chargebacks and returns.

The Company applies ASC 605 in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Regarding sales of third-party content related products through its own and affiliate websites, the Company believes it is the primary obligor in sales transactions, has latitude in establishing prices, and holds responsibility for processing of cash receipts related to the transactions. As such, the Company records and presents revenue from these transactions on a gross basis.

The Company also enters into arrangements where it builds customized storefronts, supplying tools to ingest content and merchandising as well as providing data hosting and monitoring services. Revenue is generated from sales of applications from the storefronts and split via revenue share basis. In addition, there are instances where customers also pay one-time upfront fees and/or ongoing periodic fees. For the upfront/periodic fees the Company follows a services model. The upfront fees are deferred until the storefront is launched and operational and recognized taken ratably over the estimated life of the customer relationship.

Cost of Revenue

Cost of revenue consists primarily of amounts due to publishers for the advertising inventory utilized in running mobile advertisements. These amounts are typically either a percentage of the advertising revenue earned by the Company based on mobile advertisements that are run on each publishers inventory or a fixed fee for the ad space. The Company recognizes the cost of revenue as the associated revenue is recognized, on a publisher by publisher basis during the period the advertisements run on the publisher’s properties. Costs owed to the publisher but not yet paid are recorded as accrued expenses.

Technology Costs

Technology expenses consist primarily of wages and benefits for software application development personnel. The Company has focused its research and development efforts on both improving ease of use and functionality of its existing products as well as developing new offerings. The Company expenses research and development costs that do not meet the capitalization criteria for internal-use software. Research and development expense, which includes the amortization of capitalized internally developed software costs, was $1,691 and $1,615, respectively for the years ended December 31, 2014 and 2013. Additional expenses include consulting and travel costs.

Advertising Costs

The costs of advertising are expensed as incurred or the first time the advertising takes place in accordance with ASC 720 – “Other Expenses.” For 2014 and 2013, the Company incurred advertising costs of $329 and $229, respectively.

8

Appia, Inc. (in thousands except share data and per share data)

Sales and Marketing Costs

Sales and Marketing expense primarily consists of salaries and payroll-related costs for Sales and Marketing employees. Additional expenses include costs related to lead generation, communication and promotion.

General and Administrative Costs

General and administrative expenses primarily consist of salaries and personnel costs for advertiser and publisher support, operations, information technology, finance, administration, and human resource personnel including stock based compensation and bonuses. Additional expenses include facilities, technology infrastructure, professional fees, bad debt expense, travel and insurance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost and consist primarily of money market accounts. Cash and cash equivalents deposited in banks were in excess of federally insured limits as of December 31, 2014 and December 31, 2013.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented at their face amount, less an allowance for doubtful accounts, on the Company’s accompanying consolidated balance sheet. Accounts receivable consist of amounts currently due from customers. The Company generally does not require collateral on sales. The Company periodically evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve for bad debts against amounts due is recorded to reduce the related accounts receivable to an amount that the Company reasonably believes is collectible. As of December 31, 2014 and 2013 the Company had reserved $439 and $546, respectively, for allowance for doubtful accounts.

Property and Equipment

Property and equipment is primarily comprised of office furniture and computer equipment, which are recorded at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to five years as follows:

Useful Life (years)
Computer equipment - Servers	5
Computer equipment - Office	3
Software	5

Included in property and equipment is the cost of internal-use software and website development, including software used to upgrade and enhance the Company’s websites. The Company follows the provisions of ASC 350 – “Intangibles – Goodwill and Other.” All costs related to the development of internal-use software other than those incurred during the application development stage are expensed. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software (generally three years).

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

9

Appia, Inc. (in thousands except share data and per share data)

Fair Value Measurements

The Company follows ASC 820 – “Fair Value Measurement”, which provides a common definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in a transaction between market participants. ASC 820 does not require any new fair value measurements, but applies to most current accounting pronouncements that require or permit fair value measurements.

The standard provides guidance on the methods used to measure fair value, including the market, income, and cost approach. These approaches require the use of certain assumptions in models that market participants would use in pricing assets and liabilities. The models may use readily observable, market corroborated, or generally unobservable inputs.

The standard also requires assets and liabilities that are measured at fair value on a recurring basis (at least annually) to be classified and disclosed in one of the following three categories:

Level 1 Quoted market prices in active markets for identical assets or liabilities;

Level 2 Observable market-based inputs or unobservable inputs that are corroborated by market data; and

Level 3 Unobservable inputs that are not corroborated by market data.

The fair values of the Company’s cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying values because of their short-term nature. The Company’s debt approximates fair value due to the nature of having variable interest rates.

The Company has issued warrants to purchase preferred stock in connection with the issuance of subordinated debt. The Company accounts for these warrants in long-term liabilities at fair value based on the specific terms of the agreement. The fair value of the preferred stock warrants was estimated using the Black-Scholes option-pricing model. The warrants are not actively traded and are valued using observable and unobservable market data for inputs. Significant market data inputs used to determine the fair value of the warrants include the estimated equity value of the transaction, the business enterprise value of the Company using a discounted cash flow analysis, expected life of the warrants, risk-free interest rate and the implied volatility of the Company’s stock.

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of the respective balance sheet dates.

Liabilities	Balance Sheet	December 31, 2014			December 31, 2013
(in thousands)	Classification	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
		$	$	$	$	$	$
Warrant liability	Noncurrent liabilities	-	-	3,452	-	-	1,109

The Company recorded losses to interest expense of $2,343 and $85 for years ended December 31, 2014 and 2013 respectively.

The Company follows ASC 825 – “Financial Instruments” which permits companies to voluntarily choose, at specified election dates, to measure specified financial assets and liabilities and other items at fair value that are not currently required to be measured at fair value. Subsequent changes in fair value would then be required to be reported in earnings each reporting period. The Company currently has not elected the fair value option for any eligible items. Any future effect of this pronouncement will be dependent upon the nature and amount of eligible items that the Company elects to account for using the fair value option.

10

Appia, Inc. (in thousands except share data and per share data)

Impairment of Long-lived Assets

The Company evaluates the recoverability of its property and equipment in accordance with ASC 360 Property, Plant and Equipment. ASC 360 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and the future undiscounted cash flows expected to result from the use and disposition of these assets. The Company did not have any impairment for the years ended December 31, 2014 and 2013.

Redeemable Convertible Preferred Stock

The carrying value of redeemable convertible preferred stock is increased each reporting period such that the carrying amount will equal the redemption amount at the redemption date. These increases, if any, are affected through charges against additional paid-in capital, to the extent it is available, and then against accumulated deficit.

Stock-based Compensation

The Company applies ASC 718 – “Compensation – Stock Compensation,” which requires the measurement and recognition of compensation expense, using a fair value-based method, for all share-based awards made to the Company’s employees and directors, including grants of stock options, restricted stock and other stock-based plans. The application of this standard requires significant judgment and the use of estimates, particularly assumptions such as stock price volatility and expected option lives, to value equity-based compensation. The Company recognizes the stock compensation expense over the requisite service period of the individual grants, which generally equals the vesting period.

Foreign Currency Translation

The Euro has been designated as the functional currency of the Company’s wholly-owned subsidiary in Germany. Assets and liabilities recorded in foreign currency are translated into U.S. dollars at period-end exchange rates. Revenues and expenses are recorded at average rates of exchange during the year. The resulting gains and losses arising from the translation of net assets located outside the U.S. are recorded as a cumulative translation adjustment on the consolidated balance sheets. Realized and unrealized transaction gains and losses are included in income or loss in the period in which they occur. Foreign currency transaction gains or losses realized by the Company were insignificant for the years ended December 31, 2014 and 2013.

Income Taxes

The Company accounts for income taxes using an asset and liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company’s assets and liabilities and for tax carryforward at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A full valuation allowance has been recorded at December 31, 2014 and 2013. The Company recognizes the tax benefit of an uncertain tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Concentration of Credit Risk and Significant Customers

The Company partners with various suppliers to acquire mobile users. For the years ended December 31, 2014 and 2013, one supplier made up 11% and 37%, respectively, of the total cost of revenues.

The Company generally works with numerous advertisers for whom it drives installs and downloads for. During 2014 no one customer made up more than 10% of revenues. In 2013 one customer made up 46% of revenues in the consolidated statement of operations.

11

Appia, Inc. (in thousands except share data and per share data)

Related-party Transactions

Certain publisher costs were paid to Digital Turbine, Inc. who purchased all shares of the Company on March 6, 2015. Accounts payable owed to Digital Turbine, Inc. was $526 and $0 as of December 31, 2014 and 2013 respectively. Cost of Revenues related to Digital Turbine, Inc. amounted to $1,327 and $0 for the years ended December 31, 2014 and 2013 respectively.

Derecognition of Liabilities

The Company recognized a gain of $1,268 in September 2014 related to the reversal of liabilities assumed in a previous acquisition. The Company has determined that its obligation to pay these liabilities has expired. The gain is recorded as a reduction to general and administrative expenses in the consolidated statement of operations.

Contingencies

In accordance with ASC 450 – “Contingencies” amounts associated with contingencies are recorded as charges to earnings when the Company, after taking into consideration the facts and circumstances associated with each matter, including settlement offers, if any, has determined that it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. The Company is subject to various legal matters in the ordinary course of business. In the opinion of management, the ultimate outcome of such matters will not have a material adverse effect on the financial condition or results of operation of the Company.

Accumulated Other Comprehensive Loss

In addition to net losses, comprehensive loss includes changes in foreign currency translation adjustments. Comprehensive loss for the period ending December 31, 2014 and 2013 was $9,730 and $585, respectively.

Recent Accounting Pronouncements

In August 2014, the FASB issued new accounting guidance which addresses management’s responsibility to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. This guidance is effective for the fiscal year ending after December 15, 2016, and for fiscal years and interim periods thereafter. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its financial statements.

In May 2014, the FASB issued new accounting guidance on revenue recognition, which provides for a single five-step model to be applied to all revenue contracts with customers. The new standard also requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows relating to customer contracts. Companies have an option to use either a retrospective approach or cumulative effect adjustment approach to implement the standard. This guidance is effective for private companies for fiscal years and interim periods within those years beginning after December 15, 2017. Early adoption is not permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its financial statements.

3	Property and Equipment

Property and equipment consists of the following at December 31, 2014 and 2013:

	2014	2013
	$	$
Computer equipment	725	890
Software	2,932	1,370
Less - Accumulated depreciation and amortization	(1,529)	(828)
Property and equipment, net	2,128	1,432

12

Appia, Inc. (in thousands except share data and per share data)

Depreciation and amortization expense for the years ended December 31, 2014 and 2013 was $141 and $170, respectively.

Unamortized software development costs as of December 31, 2014 and 2013 were $1,885 and $1,001, respectively. Software development depreciation expense for the year ended December 31, 2014 and 2013 was $672 and $196, respectively.

4	Debt

Short-term and long-term portions of debt are as follows as of December 31:

Debt	2014	2013
	$	$
Short-term
Bank debt	2,600	600
Subordinated debt	-	-
Total	2,600	600
Long-term
Bank debt	150	750
Subordinated debt	8,000	8,000
Less - Debt discount	(756)	(934)
Total	7,394	7,816

In February 2010, the Company entered into an agreement with Silicon Valley Bank (SVB) to borrow $2,000. The funds were used to pay off existing debt of a prior acquisition had outstanding with SVB. The borrowings are secured by substantially all of the assets of the Company and bears interest at the greater of prime plus 3% or 7%. Both interest and principal are payable monthly over 36 months. The Company paid and capitalized $34 of loan origination fees.

In June 2010, the Company entered into an Amendment with SVB. The amendment modified the original loan, lowering the interest rate to the greater of prime plus 2% or 6%. The Company paid and capitalized $9 of loan origination fees. The loan was paid off in February 2013.

In August 2012, the Company borrowed $1,300 from Silicon Valley Bank in the form of a term loan, repayable over 36 months. In addition the Company obtained a $700 line of credit based on outstanding accounts receivable with all amounts due in 1 year. The loan bears interest at the greater of 2.5%+prime or 6.5%. The line of credit has interest at the greater of 1.5%+prime or 5.50%. The Company paid and capitalized interest of $13 of loan origination fees. The bank is also due a success fee in the event of an exit event. This fee can range from $0 to $150, depending on the Company’s valuation at the time of the event.

In April 2013, the Company amended its loan agreement with Silicon Valley Bank to increase the term loan to $1,500 and increase the line of credit to $2,000. The new maturity date for the term loan April 2016 and the interest rates remain unchanged. The Company paid and capitalized interest of $12 of loan origination fees. The bank is also due a Make-Whole Premium ranging from 0-2% of the unpaid balance depending on the date of the payoff.

13

Appia, Inc. (in thousands except share data and per share data)

In April 2013, the Company borrowed $5,000 from North Atlantic SBIC IV, LP in the form of an interest only term loan, repayable in April 2019. The loan bears interest of 10% if paid monthly, otherwise accrues at 15% per month. The borrower is due a prepayment premium ranging from 1-5% of the unpaid balance depending on date of the prepayment. The Company also issued 263,200 Series C preferred stock warrants at a $0.001 exercise price and 112,800 Series C preferred stock warrants at $7.41 exercise price. The Company recorded a debt discount of $615 related to the issuance of these warrants which is being amortized over the term of the debt. The loan is subordinate to Silicon Valley Bank. The Company has elected to not pay interest starting with the January 1, 2014 payment and is accruing it at 15%

In October 2013, the Company amended its loan agreement with Silicon Valley Bank to increase its line of credit to $3,500. The maturity date and interest remain unchanged. The Company paid and capitalized interest of $5 of loan origination fees.

In October 2013, the Company borrowed $3,000 from North Atlantic SBIC IV, LP in the form of an interest only term loan, repayable in April 2019. The loan bears interest of 10% if paid monthly, otherwise accrues at 15% per month. The borrower is due a prepayment premium ranging from 1-5% of the unpaid balance depending on date of the prepayment. The Company also issued 157,920 Series C preferred stock warrants at a $0.001 exercise price and 67,680 Series C preferred stock warrants at a $7.41 exercise price. The Company recorded a debt discount of $408 related to the issuance of these warrants which is being amortized over the term of the debt. The loan is subordinate to Silicon Valley Bank. The Company has elected to not pay interest starting with the January 1, 2014 payment and is accruing it at 15%.

In March 2014, the Company amended its loan agreement with Silicon Valley Bank to adjust certain borrowing base definitions. The maturity date of the line of credit was extended to June 2015.

The Company’s debt agreement with Silicon Valley Bank contain various restrictive covenants. The Company failed to meet some of these required covenants for the fiscal years being reported on. In April 2013, October 2013, March 2014, November 2014 and March 2015, the bank provided a waiver to the Company for these requirements.

The Company’s debt agreements with North Atlantic SBIC IV, LP contain various restrictive covenants. The Company failed to meet some of these required covenants for years being reported on. The Company received waivers from North Atlantic SBIC IV, LP on March 2014, November 2014 and March 2015.

Future maturities of debt at December 31, 2014 are as follows:

Year	Amount
$
2015	2,600
2016	150
2017	-
2018	-
Thereafter	8,000
Total	10,750

The Company also enters into agreements to lease hardware. The Company applies ASC 840 Leases to determine if the leases should be treated as operating or capital. During the years ended December 31, 2014 and 2013 the Company did not enter into any new leases. The leases are typically payable over 24 months. Total accumulated depreciation associated with these assets is $0 and $106 for December 31, 2014 and 2013, respectively. These leases were fully paid off in 2013.

14

Appia, Inc. (in thousands except share data and per share data)

5	Income Taxes

The components of income tax expense (benefit) attributable to income before income taxes for the years ended December 31, 2014 and December 31, 2013 consisted of the following:

	2014	2013
	$	$
Foreign	176	-
Total expenses	176	-

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2014 and 2013 are as follows:

	2014	2013
	$	$
Current :
Accrued expenses	6	78
Deferred rent	2	3
Allowance for doubtful accounts	163	192
Accrued wages	36	-
Valuation allowance	(207)	(273)
Total net deferred tax, current	-	-
Noncurrent :
Tax loss carryforwards	11,384	8,521
Intangible assets	2,079	2,171
Warrant liability	-	30
Property and equipment	(710)	(431)
R&D credit	176
Stock compensation	(39)	(22)
Valuation allowance	(12,890)	(10,269)
Total net deferred tax, noncurrent	-	-
Net deferred tax	-	-

At December 31, 2014, the Company has federal and state net operating and economic loss carryforwards of $30,076 and $21,508, respectively, available to offset future federal and state taxable income which will begin to expire in 2028 and 2023. The Company also has a charitable contribution carryover of $1 which begin to expire in 2017. The company has foreign tax credits in the amount of $176 available to offset future federal tax which will begin to expire in 2024. The Company has foreign net operating loss carryforwards of $1,424 available to offset future foreign taxable income which has no expiration date.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company’s net operating loss carryforwards are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforwards, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

During 2010, the Company recorded goodwill in connection with the Handango acquisition that was subsequently fully impaired for book purposes in the year ended December 31, 2010. The goodwill will be amortized for tax purposes over 15 years under Section 197.

15

Appia, Inc. (in thousands except share data and per share data)

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance increased by $2,555 during 2014, as a result of the increase in the tax loss carryforwards.

The Company files income tax returns in the U.S. federal jurisdiction and various states and foreign countries. With few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2009. As of December 31, 2014 and 2013, no taxing jurisdictions have proposed any significant adjustments to the Company’s tax positions. Management does not anticipate any material changes to its financial position or the requirement of material additional payments.

Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

	2014		2013
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
	$	%	$	%
United States federal tax at statutory rate	(3,258)	(34.0)%	(179)	(34.0)%
State taxes (net of federal benefit)	(319)	(3.3)%	(5)	(0.9)%
Change in valuation reserve	2,555	26.6%	(487)	(92.8)%
Change in state rate	(111)	(1.2)%	235	44.6%
Credits	(176)	(1.8)%
Current blended state vs deferred rate	(25)	(0.3)%
Other, including adjustments to true-up prior year tax returns and foreign exchange rate differences	300	3.1%	375	71.5%
Foreign tax rate differential	14	0.1%	(2)	(0.4)%
Nondeductible expenses	1,196	12.5%	63	12%
Provision for income taxes	176	1.8%	-	0.0%

6	Stockholders’ Deficit and Redeemable Convertible Preferred Stock

The Company has authorized 17,625,600 shares of common stock, $0.001 par value and 11,537,614 shares of preferred stock, par value $0.001, of which 3,275,000 shares are designated as Series A convertible preferred stock (Series A preferred), 2,569,169 as Series B convertible preferred stock (Series B preferred) and 2,612,818 as Series C convertible preferred stock (Series C preferred), 89,127 as Series D convertible preferred stock (Series D preferred) and 2,991,500 shares are designated as Series FF convertible preferred stock (Series FF preferred).

On April 3, 2008, the Company was founded through the issuance of 1,000,000 shares of common stock at a price of $0.001 per share.

On April 15, 2008, the Company issued 2,902,250 shares of Series FF preferred stock at a price of $0.001 per share and 2,424,630 shares of restricted common stock at a price of $0.001 per share. Shares of restricted common stock vest over a period of four years. On October 13, 2008, the Company repurchased 223,880 shares of restricted common stock at a price of $0.001 per share.

On June 3, 2008, the Company issued 3,250,000 shares of Series A preferred stock at a price of $1.00 per share. As part of this transaction, the Company incurred transaction costs of $83, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On December 10, 2008, the Company issued 25,000 shares of Series A preferred stock at a price of $1.00 per share.

16

Appia, Inc. (in thousands except share data and per share data)

On June 9, 2010, the Company issued 2,140,974 shares of Series B preferred stock at a price of $5.84 per share. As part of this transaction, the Company incurred transaction costs of $75, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On August 6, 2010, the Company issued 428,195 shares of Series B preferred stock at a price of $5.84 per share. As part of this transaction, the Company incurred transaction costs of $31, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On April 27, 2010, the Company allowed the exchange of 89,250 shares of Common Stock for Series FF Preferred Stock, for one of the Company’s founders.

On March 21, 2011, the Company issued 1,348,814 shares of Series C preferred stock at a price of $7.41 per share. As part of this transaction, the Company incurred transaction costs of $85, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On September 26, 2012, the Company issued 89,127 shares of Series D preferred stock at a price of $16.83 per share. As part of this transaction, the Company incurred transaction costs of $67, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

Significant features of the common stock and Series A, Series B, Series C, Series D and FF preferred are as follows:

Voting

The holders of Series A, Series B, Series C, Series D and Series FF preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted. The holders of common stock are entitled to vote equally based on their respective shares outstanding.

Dividends

Series A, Series B, Series C and Series D preferred stockholders are entitled to receive annual dividends of $0.08 per share. Holders of Series FF preferred stock and common stock shall be entitled to dividends when and if declared by the Board of Directors and shall share dividends on a pro rata basis based on the number of shares of common stock that would be held by each upon conversion of all Series A, Series B, Series C, Series D and Series FF preferred stock into common stock.

Conversion

Each share of Series A, Series B, Series C and Series D preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance and without payment of additional consideration, into such number of common shares as is determined by dividing the original issue price of $1.00 by $1.00 for Series A, by $5.84 for Series B, by $7.41 for Series C and by $16.83 for Series D preferred stock holders. Each share of Series FF preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance and without payment of additional consideration, into such number of common shares as is determined by dividing the original issue price of $0.001 by $0.001. The conversion price is subject to adjustment for subdivisions, dividends, combinations, reclassifications, merger, sale, and other transactions. If the Company issues or sells additional shares of Common Stock less than the original issue price, that is deemed dilutive (Qualifying Dilutive Issuance), Series B and Series C are entitled to reduced conversion rates equal to the price the additional shares are issued at. The Series B and Series C Qualifying Dilutive issuance dates expired on April 9, 2012.

17

Appia, Inc. (in thousands except share data and per share data)

Automatic Conversion

Each share of Series A and Series B preferred stock shall automatically be converted into common stock at the then effective conversion price upon the completion of an underwritten public offering involving the sale of the Company’s common stock at prices per share greater than three times the Original Issue price of Series C Preferred Stock and net cash proceeds of at least $50 million. Each share of Series A and B preferred stock shall also automatically be converted into common stock at the then effective conversion price upon the written consent or agreement of two-thirds (⅔) of the Series A and Series B preferred voting as a group.

Each share of Series C preferred stock shall automatically be converted into common stock at the then effective conversion price upon the completion of an underwritten public offering involving the sale of the Company’s common stock net cash proceeds of at least $50 million. Each share of Series C preferred stock shall also automatically be converted into common stock at the then effective conversion price upon the written consent or agreement of the majority of the Series C preferred holders voting as a group.

Each share of Series D preferred stock shall automatically be converted into common stock at the then effective conversion price upon the closing of a qualified public offering or upon the written consent or agreement of the majority shares voting together as a single group.

Liquidation Preference

Upon liquidation, dissolution, or winding up of the Company, holders of the Series A, Series B, Series C and Series D preferred shall be entitled to receive, prior and in preference to any distribution of the assets to holders of Series FF preferred or common stock, an amount equal to the original issue price of $1.00 per share for Series A, $5.84 per share for Series B, $7.41 per share for Series C and $16.83 for Series D, plus all accrued dividends and all declared and unpaid dividends on the Series A, Series B, Series C and Series D preferred stock. Any assets remaining after such preferential distribution shall be distributed ratably to holders of Series FF preferred stock and common stock on an as-if converted basis. The liquidation value per share, aggregate liquidation value and carrying value for the Series A, Series B, Series C and Series D preferred as of December 31, 2014 and 2013 are as follows:

	2014	2013
	$	$
Series A Preferred
Liquidation values per share	1.53	1.45
Aggregate liquidation value	5,000	4,737
Carrying value	5,000	4,737
Series B Preferred
Liquidation values per share	7.96	7.49
Aggregate liquidation value	20,438	19,238
Carrying value	20,428	19,207
Series C Preferred
Liquidation values per share	9.65	9.06
Aggregate liquidation value	13,022	12,222
Carrying value	13,001	12,184
Series D Preferred
Liquidation values per share	19.88	18.53
Aggregate liquidation value	1,772	1,652
Carrying value	1,734	1,601

18

Appia, Inc. (in thousands except share data and per share data)

Redemption Preference

The certificate of incorporation also provides for the redemption of the Series A, Series B, Series C and Series D preferred upon agreement by two-thirds (⅔) of the outstanding Series A, Series B, Series C and Series D shares, voting as a single class of stock, beginning on December 31, 2015. The redemption price for the Series A, Series B, Series C and Series D preferred shall be the greater of the original issue price of $1.00 per share for Series A, $5.84 per share for Series B, $7.41 per share for Series C, $16.83 for Series D plus all accrued, declared, and unpaid dividends or the fair market value of Series A, Series B, Series C or Series D preferred stock on the date of the request.

7	Stock Options and Restricted Stock

During 2008, the Company adopted the 2008 Stock Option Plan (the Plan). A total of 1,942,247 shares of the Company’s common stock have been reserved for issuance to employees, directors and consultants. The terms of the stock option grants are determined by the Board of Directors. Since inception, all options were granted with an exercise price equal to the deemed fair value of the common stock on the date of grant. Under the Plan, options become vested over various periods, generally ranging up to four years, and expire not more than ten years after the date of grant.

In determining the compensation cost of options granted, as specified by ASC 718 – “Compensation – Stock Compensation,” the fair value of each option or restricted stock grant has been estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used in these calculations are summarized as follows:

	2014	2013
Expected dividend yield	0%	0%
Expected stock price volatility	39% - 40%	39% - 40%
Risk-free interest rate	2.42% - 2.71%	1.71% - 2.96%
Expected life of options	10	10
Estimated forfeiture rate for employee option	15%	15%

The Company calculates expected stock volatility using historical volatility for a peer group of companies, as the Company believes the expected volatility will approximate historical volatility of the peer group. The risk-free interest rate for the expected terms of the stock options is based on the rates paid on US Treasury instruments with similar lives at the time of the grant. The estimated forfeiture rate for employee options is based on historic forfeiture rates.

19

Appia, Inc. (in thousands except share data and per share data)

The following table summarizes the Company’s stock option grant activity during the period from January 1, 2013 through December 31, 2014:

	Number of Shares	Weighted Average Exercise Price
		$
Balance at December 31, 2012	630,550	0.25
Granted	262,018	0.28
Excercised	(75,749)	0.26
Forfeited	(141,353)	0.26
Balance at December 31, 2013	675,466	0.26
Granted	42,850	0.28
Excercised	(60,428)	0.25
Forfeited	(40,182)	0.27
Balance at December 31, 2014	617,706	0.26

The following table summarizes the stock options outstanding at December 31, 2014 and 2013:

	Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life of Options Outstanding	Options Exercisable	Weighted Average Grant Date Fair Value of Options Exercisable
	$				$
	0.10	41,200	5.40	39,844	0.07
	0.26	416,248	7.95	201,983	0.15
	0.28	218,018	9.65	-	-
Balance at December 31, 2013		675,466		241,827
	0.10	39,000	4.37	39,000	0.07
	0.26	333,638	6.93	202,404	0.15
	0.28	245,068	8.63	63,687	0.15
Balance at December 31, 2014		617,706		305,091

As of December 31, 2014 and 2013, there was $36 and $55, respectively of total unrecognized compensation cost related to non-vested options. The Company recorded $22 and $19 of compensation cost for the years ended December 31, 2014 and 2013, respectively related to stock options recognized over a weighted average remaining life of 7.3 years.

20

Appia, Inc. (in thousands except share data and per share data)

The following table summarizes non-vested stock options during the period from January 1, 2013 through December 31, 2014:

	Number of Shares	Weighted Average Grant Date Fair Value
		$
Non-vested common stock options outstanding, December 31, 2012	543,320	0.14
Granted	262,018	0.15
Vested	(190,438)	0.14
Forfeited	(136,948)	0.14
Non-vested common stock options outstanding, December 31, 2013	477,952	0.15
Granted	42,850	0.15
Vested	(177,010)	0.15
Forfeited	(31,176)	0.15
Non-vested common stock options outstanding, December 31, 2014	312,616	0.15

The Company at times issues Restricted Common Stock grants to employees, directors and consultants. The grants typically vest over a period of 4 years. The Company includes these costs in stock-based compensation and recognized on a straight-line basis. At December 31, 2014 and 2013 there was $33 and $63 of unrecognized compensation expense related to restricted stock. The Company recorded $24 and $22 as compensation cost related to the restricted stock for the years ended December 31, 2014 and 2013 respectively.

The following table summarizes the Company’s restricted stock award activity during the period from January 1, 2013 through December 31, 2014:

Number of Shares
Non-vested restricted stock outstanding at December 31, 2012	202,812
Granted	280,000
Vested	(104,062)
Forfeited	(30,625)
Non-vested restricted stock outstanding at December 31, 2013	348,125
Granted	-
Vested	(151,875)
Forfeited	(30,000)
Non-vested restricted stock outstanding at December 31, 2014	166,250

8	Employee Benefit Plan

The Company’s eligible employees participate in a 401(k) plan. Participants may contribute a percentage of their salary, limited by IRS regulations. The Plan allows the Company to match a percentage of the amount contributed by the employees. In addition, the Company may make discretionary profit-sharing contributions to the plan. The Company did not elect to make any contributions during the years ended December 31, 2014 or 2013.

21

Appia, Inc. (in thousands except share data and per share data)

9	Commitments

The Company leases its office facilities and certain office equipment under operating lease agreements. Non-cancelable leases may contain escalation clauses which require rent to be recognized on a straight-line basis over the term of the lease agreement. Expense related to operating leases, recognized on the straight-line basis, and was approximately $1,885 and $1,013 for the years ended December 31, 2014 and 2013, respectively. The Company’s future minimum lease payments at December 31, 2014 of $225, do not extend past 2015.

10	Subsequent Events

Management has evaluated subsequent events through April 17, 2015, the date of the financial statements were available for issuance. All matters requiring recognition or disclosure have been included in the consolidated financial statements.

On March 6, 2015 the Company completed a transaction where it sold all of its outstanding shares to Digital Turbine, Inc. Digital Turbine assumed the Company’s existing debt as well as commercial banker fees associated with the transaction and deal success fee’s that were incorporated into the debt agreements of Silicon Valley Bank and North Atlantic Capital. Digital Turbine issued approximately 19 million shares of its stock to Appia shareholders, which represents approximately 33% of the combined company and appointed two board members to Digital Turbines board. Concurrent with the acquisition, the name of the Company changed to Digital Turbine Media, Inc.

22